Exhibit 10.28

REVANCE THERAPEUTICS, INC.
2016 MANAGEMENT BONUS PROGRAM
On February 9, 2016, the Compensation Committee of the Board of Directors of Revance Therapeutics, Inc. (the “Company”) approved the Company’s 2016 corporate objectives, weighted for purposes of determining bonuses, if any, for the Company’s executive officers with respect to performance for fiscal year 2016 (the “2016 Bonus Program”).
The 2016 Bonus Program is designed to reward, through the payment of annual cash bonuses, the Company’s executive officers for the Company’s performance in meeting key corporate objectives and for individual performance in meeting specified corporate goals for the year.
The Company’s 2016 corporate goals include the achievement of clinical development milestones for RT002 injectable for the treatment of glabellar (frown) lines and movement disorder (45% weighting), achievement of clinical development milestones for RT001 topical for the treatment of lateral canthal (crow’s feet) lines and hyperhidrosis (35% weighting), completion of manufacturing-related objectives (10%), achievement of specified financial (5% weighting) and compliance (5% weighting) objectives.
The cash bonus for all executive officers will be based on the achievement of the 2016 corporate goals (75% weighting) and his or her individual performance goals (25% weighting). The executive officers’ actual bonuses for fiscal year 2016 may exceed 100% of his or her 2016 target bonus percentage in the event performance exceeds the predetermined goals and/or upon the achievement of other specified goals relating to clinical development.
Payment of bonuses to the Company’s executive officers under the 2016 Bonus Program and the actual amount of such bonus, if any, are within the discretion of the Compensation Committee. The actual bonus awarded, if any, may be more or less than each executive’s annual target bonus.